EXHIBIT 16.1

Auditor Letter

May 12, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Medite Cancer Diagnostics, Inc.

We have read the statements that we understand Medite Cancer Diagnostics Inc. will include under Item 4.01of the Form 8-K report it will file regarding the recent change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ L J Soldinger Associates LLC

L J Soldinger Associates LLC

Deer Park, Illinois